Exhibit 99.1

Contacts:	Christine Rogers Saenz (investor relations)	Francesca Marraro (media relations)
	(212) 857-5986	(212) 857-5442
	csaenz@hms.com	fmarraro@hms.com
HMS HOLDINGS CORP. ANNOUNCES Q4 AND FULL YEAR 2008 RESULTS
AND MANAGEMENT TRANSITION; RAISES 2009 EPS GUIDANCE TO $1.00
William C. Lucia to become CEO; Robert M. Holster continues as Chairman
NEW YORK, N.Y., February 20, 2009—HMS Holdings Corp. (NASDAQ: HMSY) today announced financial results for its fourth quarter and full year ended December 31, 2008.
Revenue for the fourth quarter of 2008 increased 26% to $52.4 million, compared with $41.7 million for the same period a year ago. HMSY reported net income of $7.1 million or $0.26 per diluted common share for the fourth quarter of 2008, compared to net income of $4.0 million or $0.15 per diluted common share during the fourth quarter of the prior year.
For the full year 2008, the Company reported revenue of $184.5 million, a 26% increase over 2007 revenue of $146.7 million. Also for the full year, the Company reported net income of $21.4 million or $0.80 per diluted common share, versus net income of $15.0 million or $0.57 per diluted common share in the prior year. Earnings per diluted common share increased 73% and 40% for the fourth quarter and full year, respectively.
The Company raised 2009 guidance to $218 million in revenue and $1.00 in fully diluted earnings per share.
The Company also announced that current President and Chief Operating Officer William C. Lucia will become Chief Executive Officer on March 1, 2009. Current Chairman and CEO Robert M. Holster will continue as Chairman.
“HMS is reporting another year of record revenue growth and profitability, and expects continuing strong performance given the expansion of the government healthcare programs we serve,” said Holster. “So we believe it is the right time to initiate a management transition for which the Company has been preparing for several years. Within weeks of returning to HMS in 2001, I asked Bill Lucia to take responsibility for our government healthcare cost containment division. In the years since, his strategic vision, capacity for product innovation and extraordinary attention to client service has led to an almost ten-fold increase in the size of that business, which had become by late 2005 HMS’s sole focus.”
Lucia added, “Bob and I and our Board of Directors are confident that HMS has the management structure, product pipeline and technology in place to drive the company forward. We will continue to focus on delivering consistent, predictable growth to our investors.”
Lucia, 51, joined HMS in 1996 after more than a decade of senior management experience in the insurance industry. He was appointed President of the Company’s Health Management Systems, Inc subsidiary in 2001 and was appointed President and Chief Operating Officer of the parent company in May 2005.
Holster, 62, rejoined HMS in April of 2001 as President and Chief Operating Officer. He was appointed Chief Executive Officer in May 2005 and elected Chairman in April 2006. He will continue to serve as Chairman until March of 2011. In addition to his duties as Chairman, he will be assisting the Company with corporate development, legal and regulatory affairs, and investor relations.
HMS will be hosting its fourth quarter 2008 conference call and webcast with the investment community on Friday, February 20, 2009 at 9:00 am Eastern Time. The conference call number is US/Canada: (866) 394-8630 Int’l/Local Dial-In: (706) 758-0082 Conference ID: 82192441. A slide presentation will accompany the conference call and may be accessed through our website at http://www.hmsholdings.com/news/quarterly_reports.asp.

A conference call replay will be available beginning February 20, 2009 10:00 AM ET through February 27, 2009 11:59 PM ET. To listen to the replay of the call, dial: US/Canada: (800) 642-1687 Int’l/Local Dial-In: (706) 645-9291 Conference ID: 82192441 or visit our website at http://www.hmsholdings.com/news/quarterly_reports.asp.
The HMS Holdings Corp. Form 10-K for the year ended December 31, 2008 will be filed and available on our website www.hmsholdings.com on or about March 12, 2009, and will contain additional information about our results of operations for the fiscal year-to-date. This press release and the interim financial statements herein will be available at www.hmsholdings.com for at least a 12-month period. Shareholders and interested investors are welcome to contact Investor Relations at 212-857-5986..
About HMS Holdings Corp.
HMS Holdings Corp. is the leader in coordination of benefits and program integrity services for government healthcare programs. The company’s clients include health and human services programs in more than 40 states, 90 managed care plans, the Centers for Medicare and Medicaid Services (CMS), and Veterans Administration facilities. HMS helps ensure that healthcare claims are paid correctly and by the responsible party. As a result of the company’s services, government healthcare programs recover over $1 billion annually, and avoid billions of dollars more in erroneous payments. HMS is headquartered in New York and operates offices nationwide.
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This press release includes presentations of earnings before interest, taxes, depreciation and amortization (EBITDA) and adjusted EBITDA. Adjusted EBITDA represents EBITDA adjusted for share-based compensation expense. EBITDA is a measure commonly used by the capital markets to value enterprises. Interest, taxes, depreciation and amortization can vary significantly between companies due in part to differences in accounting policies, tax strategies, levels of indebtedness and interest rates. Excluding these items provides insight into the underlying results of operations and facilitates comparisons between HMSY and other companies. EBITDA is also a useful measure of the Company’s ability to service debt and is one of the measures used for determining debt covenant compliance. In addition, because of the varying methodologies for determining share-based compensation expense, and the subjective assumptions involved in those determinations, we believe excluding share-based compensation expense from EBITDA enhances the ability of management and investors to compare our core operating results over multiple periods with those of other companies. Management believes EBITDA and adjusted EBITDA information is useful to investors for these reasons. Both EBITDA and adjusted EBITDA are non-GAAP financial measures and should not be viewed as an alternative to GAAP measures of performance. Management believes the most directly comparable GAAP financial measure is net income and has provided a reconciliation of EBITDA and adjusted EBITDA to net income in this press release.
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of HMSY, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. The important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to: (i) the information being of a preliminary nature and therefore subject to further adjustment; (ii) the uncertainties of litigation; (iii) HMSY’s dependence on significant customers; (iv) changing conditions in the healthcare industry which could simplify the reimbursement process and adversely affect HMSY’s business; (v) government regulatory and political pressures which could reduce the rate of growth of healthcare expenditures and/or discourage the assertion of claims for reimbursement against and delay the ultimate receipt of payment from third party payors; (vi) competitive actions by other companies, including the development by competitors of new or superior services or products or the entry into the market of new competitors; (vii) all the risks inherent in the development, introduction, and implementation of new products and services; and (viii) other risk factors described from time to time in HMSY’s filings with the SEC, including HMSY’s Form 10-K for the year ended December 31, 2007. HMSY assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise. When/if used in this release, the words “focus”, “believe”, “confident”, “anticipate”, “expected”, “strong”, “potential”, and similar expressions are intended to identify forward-looking statements, and the above described risks inherent therein.

HMS HOLDINGS CORP. AND SUBSIDIARIES
Consolidated Statements of Income
(In Thousands, Except Per Share Amounts)
(unaudited)

	Three months ended Dec. 31,		Year ended Dec. 31,
	2008	2007	2008	2007
Revenue	$52,404	$41,668	$184,495	$146,651

Cost of services:
Compensation	15,577	12,900	60,571	46,185
Data processing	2,977	2,675	10,999	9,298
Occupancy	2,793	2,720	10,079	8,431
Direct project costs	8,680	6,405	28,429	22,774
Other operating costs	2,861	1,953	10,831	6,540
Amortization of acquisition related software and intangibles	1,185	1,162	4,714	4,642

Total cost of services	34,073	27,815	125,623	97,870

Selling, general & administrative expenses	6,903	6,296	22,142	20,500

Total operating expenses	40,976	34,111	147,765	118,370
Operating income	11,428	7,557	36,730	28,281

Interest expense	(356)	(464)	(1,491)	(2,207)
Interest income	200	93	719	475

Income before income taxes	11,272	7,186	35,958	26,549
Income taxes	4,214	3,150	14,583	11,593

Net Income	$7,058	$4,036	$21,375	$14,956

Net income per common share:
Basic	$0.28	$0.17	$0.85	$0.63
Diluted	$0.26	$0.15	$0.80	$0.57

Weighted average shares:
Basic	25,292	24,471	25,048	23,904

Diluted	26,934	26,646	26,816	26,249

HMS HOLDINGS CORP. AND SUBSIDIARIES
Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Amounts)
(unaudited)

	December 31,	December 31,
	2008	2007
Assets
Current Assets:
Cash and cash equivalents	$49,216	$21,275
Accounts receivable, net of allowance of $664 and $662 at December 31, 2008 and 2007, respectively	45,155	39,704
Prepaid expenses and other current assets, including deferred tax assets of $1,696 and $657 at December 31, 2008 and 2007 respectively	5,541	3,970

Total current assets	99,912	64,949

Property and equipment, net	17,757	16,496
Goodwill, net	82,342	80,242
Deferred income taxes, net	2,040	3,111
Intangible assets, net	19,823	22,495
Other assets	639	807

Total assets	$222,513	$188,100

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable, accrued expenses and other liabilities	$22,859	$21,539
Current portion of long term-debt	6,300	6,300

Total current liabilities	29,159	27,839

Long-term liabilities:
Long-term debt	11,025	17,325
Other liabilities	3,967	4,187

Total long-term liabilities	14,992	21,512

Total liabilities	44,151	49,351

Shareholders’ Equity:
Preferred Stock — $. 01 par value; 5,000,000 shares authorized; none issued	—	—
Common Stock — $ .01 par value; 45,000,000 shares authorized;
27,174,875 shares issued and 25,512,029 shares outstanding at December 31, 2008;
26,409,035 shares issued and 24,746,189 shares outstanding at December 31, 2007;	272	264
Capital in excess of par value	146,145	127,887
Retained earnings	41,562	20,187
Treasury stock, at cost; 1,662,846 shares at December 31, 2008 and December 31, 2007	(9,397)	(9,397)
Accumulated other comprehensive loss	(220)	(192)

Total Shareholders’ Equity	178,362	138,749

Total liabilities and shareholders’ equity	$222,513	$188,100

HMS HOLDINGS CORP. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
For the Years ended December 31, 2008 and 2007
(in Thousands)
(unaudited)

	Year ended December 31,
	2008	2007
Operating activities:
Net income	$21,375	$14,956
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on disposal of fixed assets	90	370
Depreciation and amortization	11,967	10,558
Share-based compensation expense	3,498	2,173
Decrease in deferred tax asset	32	3,445
Changes in assets and liabilities:
Increase in accounts receivable	(4,531)	(8,197)
Increase in prepaid expenses and other current assets	(504)	(1,185)
Increase in other assets	(21)	(171)
Increase (decrease) in accounts payable, accrued expenses and other liabilities	(1,037)	4,649

Net cash provided by operating activities	30,869	26,598

Investing activities:
Purchases of property and equipment	(5,988)	(8,594)
Acquisition of PrudentRx	(4,496)	—
Acquisition of Permedion	—	(627)
Acquisition of BSPA	—	(15,000)
Investment in capitalized software	(912)	(606)

Net cash used in investing activities	(11,396)	(24,827)

Financing activities:
Proceeds from exercise of stock options	4,226	6,577
Repayment of long-term debt	(6,300)	(7,875)
Tax benefit of disqualifying dispositions	10,542	8,275

Net cash provided by financing activities	8,468	6,977

Net increase in cash and cash equivalents	27,941	8,748

Cash and cash equivalents at beginning of year	21,275	12,527

Cash and cash equivalents at end of year	$49,216	$21,275

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$3,823	$56

Cash paid for interest	$1,299	$1,945

Supplemental disclosure of noncash investing activities:
Tenant improvement allowance	$208	$1,635

Accrued property and equipment purchases	$1,898	$—

HMS HOLDINGS CORP. AND SUBSIDIARIES
Reconciliation of net income to EBITDA and adjusted EBITDA
(In thousands, except share and per share amounts)
(unaudited)
As summarized in the following table, earnings before interest, taxes, depreciation and amortization, and share-based compensation expense (adjusted EBITDA) was $15.7 million for the fourth quarter of 2008, an increase of 41% over the same period a year ago.

Reconciliation of net income to EBITDA and adjusted EBITDA

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net Income	$7,058	$4,036	$21,375	$14,956

Net interest (income) expense	156	371	772	1,732
Income taxes	4,214	3,150	14,583	11,593
Depreciation and amortization, net of deferred financing costs, included in net interest expense (income)	3,087	2,796	11,766	10,210

Earnings before interest, taxes, depreciation and amortization (EBITDA)	14,515	10,353	48,496	38,491
Share-based compensation expense	1,147	753	3,498	2,173

Adjusted EBITDA	$15,662	$11,106	$51,994	$40,664